Exhibit 10.9

May 12, 2015

John Shlonsky

Re:	Employment with TransFirst. LLC

Dear John:

As you know, on November 12, 2014 (the “Closing Date”), Vista Equity Partners completed its acquisition of TransFirst Inc. (“TransFirst”) pursuant to that certain Agreement and Plan of Merger, dated as of October 12, 2014, by and among TransFirst, Tyche Holdings, LLC, an affiliate of Vista Equity Partners (“Tyche Holdings”) and Tyche Merger Sub, Inc. pursuant to which TransFirst became a direct, wholly-owned subsidiary of Tyche Holdings (the “Transaction”). We are very excited about this opportunity and value the role that you can serve on our team going forward. This letter sets forth the terms of your employment by a subsidiary of TransFirst, TransFirst, LLC (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”) following the Transaction.

1. You will be the Chief Executive Officer of the Company, reporting to the Board of Directors of TransFirst (the “Board”). In this capacity, you will have the responsibilities and duties consistent with such position.

2. Your starting base salary will be $509,200.38 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually for any increases or decreases (the “Base Salary”) by a compensation committee established by the Board (the “Compensation Committee”); provided, however, that any decreases shall not be greater than 10% of your then current base salary, which decrease would only be done in conjunction with a general decrease affecting the executive management team. Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

With respect to your bonus opportunities for each bonus period beginning on and after January 1, 2015, you will be eligible to receive a bonus of up to 100.0% of your Base Salary (the “Bonus”). The Bonus will be awarded at the sole discretion of the Board or the Compensation Committee, based on the Board’s or the Compensation Committee’s determination as to your achievement of predetermined thresholds which may include management by objectives (“MBO”s) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets.

The bonus formulas, MBOs, performance milestones and ali other elements of your bonus opportunities shall be established by the Board or the Compensation Committee, in the Board’s or the Compensation Committee’s sole discretion after consultation with you, and communicated in writing to you from time to time. Any bonus earned for a fiscal year shall be paid within 30 days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year following the fiscal year in which such bonus was earned.

3. You will also be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company for its employees from time to time, so long as they remain generally available to the Company’s employees.

4. Your position is currently based in Hauppauge, NY and shall be based during your employment at Hauppauge, NY. Your duties may involve domestic and international travel.

5. You will be eligible to receive that number of options to purchase Common Stock (the “Stock Options”) of Tyche Topco, Inc. (“Parent”), which Stock Options shall represent approximately 1.9832% of the fully-diluted capital stock of Parent at the time of issuance. Such Stock Options will be subject to the terms (including the vesting terms) as set forth in the Tyche Topco, Inc. 2015 Stock Option Plan (the “Stock Option Plan”) and a Stock Option Agreement to which you will be a party (the “Stock Option Agreement”). The grant of such Stock Options is subject to Parent’s Board of Directors’ approval and the execution of a Stock Option Agreement. Our intent to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company or Parent. Further details on the Stock Options and any specific grant of Stock Options to you will be provided upon approval of such grant by the Board of Directors of Parent.

Your Stock Options, if granted, will vest as follows (it being understood that such vesting shall be subject to your continued employment by the Company through the applicable vesting event):

58.3333% of the Stock Options would be subject to time-based vesting over 4 years, with 37.5% vesting upon the date that is eighteen (18) months after the Closing Date and an additional 6.25% of such Stock Options vesting at the end of each full three calendar month period thereafter (the vesting of any such unvested time-based options would be accelerated upon a change of control of Parent);

29.1667% of the Stock Options would vest if any equity buy-out investment fund managed or controlled by Vista Equity Partners, and any of such funds’ respective portfolio companies (collectively, “Vista”) received cumulative cash distributions or other cash proceeds, contributions and/or net sale proceeds in respect of the securities of Parent or its subsidiaries held by Vista or any loans provided to Parent or its subsidiaries by Vista (“Vista’s Return”) such that Vista’s Return equals or exceeds three hundred percent (300%) of Vista’s total investment in Parent and its subsidiaries (whether in exchange for equity, indebtedness or otherwise) (calculated pursuant to the formula set forth in the Stock Option Agreement); and

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12.5000% of the Stock Options would vest if Vista’s Return equals or exceeds four hundred percent (400%) of Vista’s total investment in Parent and its subsidiaries (whether in exchange for equity, indebtedness or otherwise) (calculated pursuant to the formula set forth in the Stock Option Agreement).

Notwithstanding anything in the Stock Option Plan, the Stock Option Agreement or this letter to the contrary, in the event that such sale proceeds include non-cash consideration, the value of such non-cash consideration shall be determined by the Board in its good faith discretion in order to determine if the above vesting thresholds have been met. If such thresholds have been met, you will receive an equal proportion of your proceeds from the sale of any capital stock of the Company in such non-cash consideration.

6. There are some formalities that you need to complete as a condition of your employment:

- You must carefully consider and sign the Company’s standard “Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

- So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

- You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 10 of Exhibit A.

7. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Parent’s, the Company’s, and their direct and indirect subsidiaries’ policies and procedures, which presently include the TransFirst Corporate Policies and General Employment Guidelines for TransFirst Employees and the Drug & Alcohol Policy, which policies and procedures may be amended from time to time, at the Company’s sole discretion and employees will be notified of any amendments to such policies and procedures.

8. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A. you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you front entering the Company’s offices.

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9. If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a severance payment equal to 12 months of your then applicable Base Salary and, at the sole discretion of the Board, a pro-rated portion of any bonus that may have been earned by you during the fiscal year in which such termination occurs, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company wili not be required to pay the Severance Pay unless you (i) execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees or agents and you do not revoke such release during any applicable revocation period, in each case, within sixty (60) days following the date of your termination of employment and (ii) have not materially breached the provisions of Sections 2 through 8 of Exhibit A. the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in biweekly installments consistent with the Company’s regularly scheduled payroll periods and commencing no later than the second regularly scheduled payroll period following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein.

10. You shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents.

11. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 7 of this letter and Section 9 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) arc, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

12. It should also be understood that continued employment with the Company may be conditioned on the Company’s completion of a satisfactory background check. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

13. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to

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severance, employment or similar agreements (including that certain Employment Agreement, dated June 15, 2007, as amended), whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

14. In the event of a conflict between the terms of this letter and the provisions of Exhibit A. the terms of this letter shall prevail.

15. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes.

16. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17. The effective date of employment under the terms of this offer is expected to be on or about May 26, 2015. If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me, not later than May 22, 2015. Should you have anything that you wish to discuss, please do not hesitate to contact me at (512) 730-2409 or msaroya@vistaequityparlners.com.

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By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Maneet Saroya
Maneet Saroya
Senior Vice President

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ John Shlonsky	Date signed:	6/2/15
Signature
Name: John Shlonsky

LIST OF EXHIBITS

Exhibit A: Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement

Exhibit B: Certain Definitions

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EXHIBIT A

Confidentiality, Invention Assignment, Non-Solieit, Non-Compete and Arbitration Agreement

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NEW YORK EMPLOYEES

CONFIDENTIALITY, INVENTION ASSIGNMENT, NON SOLICIT, NON-COMPETE AND ARBITRATION AGREEMENT

As a condition of your employment with TransFirst Inc. or one of its subsidiaries (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”), and in exchange for the other and valuable consideration recited in Section 1 below, you and the Company agree to the following:

For purposes of this Agreement, references to the “Group” means Tyche Topco, Inc. and its direct and indirect subsidiaries, including the Company.

1. CONSIDERATION FOR AGREEMENT.

You understand that the Group is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Group to preserve and protect its “Proprietary Information” (as defined in Section 2 below), its rights in “Inventions” (as defined in Section 4 below) and in all related intellectual property rights. You acknowledge that, as a result of your employment with the Company and/or its predecessors, you have and/or may receive confidential information, trade secrets, and/or specialized training from the Group, each of which constitutes good and valuable consideration in support of your obligations made under this Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (this “Agreement”). As additional consideration, you may also have the opportunity to develop valuable business relationships with employees, agents, suppliers, and customers of the Group and to use the Group’s resources and goodwill in the marketplace to develop those relationships. Finally, by your signature below, you acknowledge that your employment with the Company (subject to Section 9), which the Company would not allow but for your execution of this Agreement, also constitutes consideration in support of your return promise to maintain the confidentiality of all specialized knowledge and confidential information as well as your promise to adhere to the other restrictions listed in this Agreement.

2. PROPRIETARY INFORMATION.

You understand that your employment creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you or created by you that relates to the business of the Group or to the business of its customers, licensees, suppliers or any other party with whom the Group agrees to hold information of such party in confidence (the “Proprietary Information”).

You understand and agree that the term “Proprietary Information” includes but is not limited to information of all types contained in any medium (paper, electronic, in your memory, or otherwise stored or recorded) now known or hereafter known, created or invented, whether oral or written and regardless of whether it is marked as confidential, proprietary or a trade secret. “Proprietary Information” includes, without limitation, the following information and materials, whether having existed, now existing or developed or created by you or on your or the Group’s behalf during your term of employment with the Company or its predecessor:

A)	All information and materials relating to the existing
software products and software in the various stages of research and development, including, but not limited to, source codes, object codes, design specifications, design notes, flow charts, graphics, graphical user interfaces, coding sheets, product plans, know-how, negative know how, test plans, business investment analysis, marketing and functional requirements, algorithms, product bugs and customer technical support cases which relate to the software;

B)	Internal business information, procedures and policies, including, but not limited to, licensing techniques, vendor names, other vendor information, business plans, financial information, budgets, forecasts, product margins, product costs, service and/or operation manuals and related documentation including drawings, and other such information, whether written or oral, which relates to the way the Group conducts its business;

C)	All legal rights, including but not limited to, trade secrets, pending patents, Inventions (as that term is defined in section 4 below) and other discoveries, claims, litigation and/or arbitrations involving the Group, pending trademarks, copyrights, proposed advertising, public relations and promotional campaigns and like properties maintained in confidence;

D)	Any and all customer sales and marketing information, including but not limited to sales forecasts, marketing and sales promotion plans, product launch plans, sales call reports, competitive intelligence information, customer information, customer lists, customers needs and buying habits, sales and marketing studies and reports, internal price list, discount matrix, customer data, customer contracts, pricing structures, customer negotiations, customer relations materials, customer service materials, past customers, and the type, quantity and specifications of products purchased, leased or licensed by customers of the Group;

E)	Any and all confidential employee information, including, but not limited to, internal organization, lists of employees or consultants, employee compensation, phone list, and any information regarding such employees or consultants, except such limited personnel information employees are entitled to disclose or communicate pursuant to the National Labor Relations Act or other applicable law;

F)	Any information obtained while working for the Group which gives the Group a competitive edge;

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

G)	Any other knowledge or information regarding the property, business, and affairs of the Group which the Group endeavors to keep confidential or which the Group believes to be confidential; and

H)	Any and all other trade secrets, as that term is defined under applicable laws.

You understand and agree to treat and preserve during your employment with the Company or thereafter Proprietary Information and materials as strictly confidential. Except as authorized by the Company’s Chief Executive Officer (but in all cases preserving confidentiality by following Company policies and obtaining appropriate non-disclosure agreements), you further agree that you will not directly or indirectly transmit or disclose Proprietary Information to any person, corporation, or other entity for any reason or purpose whatsoever.

You understand and agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After termination of your employment for any reason, you will not use in any manner or disclose any Proprietary Information, except to the extent compelled by applicable law; provided that in the event you receive notice of any effort to compel disclosure of Proprietary Information for any reason, you will promptly and in advance of disclosure notify Company of such notice and fully cooperate with all lawful Company or Group efforts (through their counsel or otherwise) to resist or limit such disclosure.

Proprietary Information does not include information (i) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, or (ii) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly or any other breach of this Agreement or by any other person or entity that was prohibited from disclosing such information.

3. THIRD PARTY INFORMATION. You recognize that the Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Group and such third parties, during the term of your employment, and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out your work for the Group consistent with the Group’s agreement with such third party) or to use it for the benefit of anyone other than for the Group or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Chief Executive Officer of the Company. All rights and benefits afforded to the Company under this Agreement shall apply equally to the owner of the third party information with respect to the third party information, and such third party is an intended third party beneficiary of this Agreement, with respect to the third party information. You further agree to conform to the Company’s privacy policies, as amended from time to time.

4. INVENTIONS.

4.1 Prior Inventions. You have attached hereto as Schedule 1 a complete and accurate list describing all Inventions (as defined below) which were discovered, created, invented, developed or reduced to practice by you prior to the commencement of your employment by the Company and have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”), which belong solely to you or belong to you jointly with others, which relates in any way to any of the Group’s current, proposed or reasonably anticipated businesses, products or research or development and which are not assigned to the Group hereunder; or you have initialed Schedule 1 to indicate you have no Prior Inventions to disclose.

If, in the course of your employment with the Company, you incorporate or cause to be incorporated into a Group product, service, process, file, system, application or program a Prior Invention owned by you or in which you have an interest, you hereby grant the Group member a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

4.2 Disclosure of Inventions. You will promptly disclose in confidence to the Company all Inventions that you make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of your employment, and for a period of three (3) months thereafter, whether or not in the course of your employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets. For purposes of this Agreement, “Inventions” means without limitation, formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, Internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses related to any of the foregoing, in each case other than those which do not or could not relate in any way to any of the Group’s current, proposed or reasonably anticipated businesses, products or research or development. You recognize that Inventions or Proprietary Information relating to your activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by you, alone or with others, within three (3) months after termination of your employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while you were employed by the Company. Accordingly, you agree that such Inventions and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during your employment with the Company

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

and are to be assigned to the Company pursuant to this Agreement and applicable law unless and until you have established the contrary by clear and convincing evidence.

4.3 Work for Hire; Assignment of Inventions. You acknowledge and agree that any copyrightable works prepared by you either alone or jointly with others within the scope of your employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company or a Group member specially commissions from you while you are employed with the Company shall be deemed a work made for hire under the Copyright Act and if for any reason a work cannot be so designated as a work made for hire, you agree to and hereby assign to the Company all right, title and interest in and to said work(s) and the related copyrights. You agree to and hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works you create during the time you are employed with the Company that for any reason do not qualify as a work made for hire, that were not specially commissioned by the Group, or both, but that relate in any way to the business of the Group. You agree that all Inventions that (i) are developed using equipment, supplies, facilities, Proprietary Information or trade secrets of the Group, (ii) result from work performed by you for the Group, and/or on Company time or (iii) relate to the Group’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and you agree to and hereby irrevocably assign the Assigned Inventions to the Company.

4.4 Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, you hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that you may have in or with respect to any Assigned Inventions. You also hereby forever waive and agree never to assert any and all Moral Rights you may have in or with respect to any Assigned Inventions, even after termination of your work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of any Assigned Inventions, to object to or prevent the modification of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

4.5 Assistance. Whether during or after your employment, and without additional compensation, you agree to do any act and/or execute any document deemed necessary or desirable by the Company in furtherance of perfecting, prosecuting, recording, maintaining, enforcing and protecting the Group’s right, title and interest in and to, any of the Assigned Inventions. In the event that the Company is unable for any reason to secure your signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of, or to enforce, any intellectual property, you hereby irrevocably designate and appoint the Company’s duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Assigned Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Assigned Inventions, all with the same legal force and effect as if executed by you.

4.6 Applicability to Past Activities. To the extent you have been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), you agree that if and to the extent that, during the Prior Engagement Period: (i) you received access to any information from or on behalf of the Company that would have been Proprietary Information if you had received access to such information during the period of your employment with the Company under this Agreement; or (ii) you conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of your employment with the Company under this Agreement; then any such information shall be deemed Proprietary Information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

5. NO BREACH OF PRIOR AGREEMENT. You represent that your performance of all the terms of this Agreement and your duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, noncompetition, no solicitation, noninterference or other restrictive covenant, or similar agreement with any former employer or other party. You represent that you will not bring with you to the Company or use in the performance of your duties for the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain or have not been legally transferred or licensed to the Company.

6. DUTY OF LOYALTY. You understand that your employment with the Company requires your undivided attention and effort during normal business hours. While you are employed by the Company, you will not, without the Company’s express prior written consent, (i) engage in any other business activity, unless such activity is for passive investment purposes only, (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Group, (iii) make preparations, alone or with others, to compete with the Group in the future, or (iv) appropriate for your own benefit business opportunities pertaining to the Group’s business. The obligations imposed on you under this Section 6 are in addition to, and do not supplant, any similar obligations you may have to the Group under the common law or by statute.

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

7. DUTY OF NON INTERFERENCE.

For purposes of this Section, “solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

7.1 Non-Solicitation of Employees/Consultants. During your employment with the Group and for a period of six (6) months thereafter, you will not directly or indirectly through another person: (a) induce or attempt to induce or encourage any employee of the Group to leave the employ of the Group or (b) hire, employ or enter into a consulting relationship with any person who is an employee of the Group. Notwithstanding the foregoing, you shall not be prohibited from (i) making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target employees of the Group, provided that this clause (i) will not serve to limit in any way the other restrictions contained herein, including but not limited to the restrictions set forth in Section 7.1(b), or (ii) hiring employing or entering into a consulting relationship (A) with any person that has had their employment with the Group involuntarily terminated for a period of more than ninety (90) days or (B) with any person that has voluntarily terminated their employment with the the Group for a period of more than one hundred eighty (180) days.

7.2 Non-Solicitation of Suppliers/Customers. During your employment with the Group and for a period of one (1) year thereafter, you will not, whether as an owner, employee, member, director, officer, trustee, agent, contractor, consultant or otherwise, directly or indirectly (i) solicit or accept from any Protected Customer (as defined below) any business involving the sale or provision of Restricted Products (as defined below); (ii) request or advise any Protected Customer, supplier or vendor of the Group to curtail, cancel, or withdraw its business from the Group; (iii) aid in any way any other person or entity in obtaining business from any Protected Customer involving the sale or provision of Restricted Products (as defined in below); or (iv) otherwise interfere with any transaction, agreement, business relationship, and/or business opportunity between the Group and any customer of the Group. “Protected Customer” means any customer or person or entity who is (or was in the 24 months prior) a customer of the Company or a Group member or their predecessor and (a) with whom you dealt on behalf of the Company, a Group member or their predecessor; (b) whose dealings with the Company or a Group member or their predecessor were coordinated or supervised by you; (c) about whom you obtained or created Proprietary Information in the ordinary course of business as a result of your association with the Company or its predecessor; or (d) who received products or services authorized by the Company or its predecessor, the sale or provision of which resulted in compensation, commissions or earnings for you within the two (2) years prior to the termination of your employment for any reason. “Restricted Products” means products or services which are of the same or materially similar kind as the products or services (including but not limited to technical and product support, professional services, technical advice and other customer services) researched into, developed, manufactured, distributed, sold or supplied by the Group and with which you were directly connected during your employment with the Company (including if applicable any period of employment with the Company’s predecessor), or about which you have received or developed Proprietary Information by reason of your employment with the Company or its predecessor.

7.3 Non-Competition. During your employment with the Group and for a period of one (1) year thereafter (the “Restricted Period”), you will not directly or indirectly, in any location in which the Group conducts business or has customers, whether as an employee, officer, director, consultant, owner, manager, advisor, investor, or otherwise, (i) render advice or services to, or otherwise assist, any person, association, or entity who is engaged, directly or indirectly, in the Restricted Business; (ii) hold a 2.5% or greater equity, voting or profit participation interest in any person, association, or entity who is engaged, directly or indirectly, in the Restricted Business or (iii) carry on or be in any way engaged, or have business dealings with the Restricted Business. For purposes of this section, “Restricted Business” means the business of providing services in the electronic payment processing industry or related to any product, business, activity or service in which the Company or any of its subsidiaries are engaged in during your employment. Notwithstanding the foregoing, with prior written consent from the Company, you may accept employment or otherwise be engaged in or involved with a competitor of the Group that has multiple lines of business provided that, during the Restricted Period, you are employed by a business unit of such competitor that is not engaged or otherwise involved with the Restricted Business. Nothing contained in this Section 7 shall prohibit you from owning of a passive investment interest of not more than 2.5% in a company with publicly traded equity securities, and whether on your own behalf or on behalf of others. You agree that the Restricted Period shall be extended by a period equal to the length of any violation of this Section 7.3.

7.4 Employment by Customers. For a period of one (1) year following termination of your employment for any reason, you will not accept employment with any customer of the Group in a capacity of service that could otherwise be offered as a service by the Company for such customer without the Company’s express written permission.

8. OBLIGATIONS UPON TERMINATION.

8.1 Return of Company Property. At the time of leaving the employ of the Company, you will deliver to the Company (and will not keep in your possession or deliver to anyone else) (i) any and all documents and materials of any nature (including physical or electronic copies) pertaining to your work, including without limitation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items and (ii) all property belonging to the Group or any third party which provided property to you in connection with your employment such as computer, laptops, personal digital assistants, cell phones, MP3 players, electronic organizers and other devices, cards, car, keys, security devices or any other item belonging to the Group. Upon Company request, you will execute a document confirming your compliance with this provision and the terms of this Agreement.

8.2 Notification of New Employer. Before you accept employment or enter in to any consulting or other professional or business engagement with any other person or entity while any of Section 7 is in effect, you will provide such person or entity with written notice of the provisions of Section 7 and will deliver a

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

copy of the notice to the Company. You hereby grant consent to notification by the Company to your new employer about your rights and obligations under this Agreement.

9. AT WILL EMPLOYMENT.

This Agreement does not constitute a contract of employment for any definite period of time. You acknowledge and agree that nothing in this Agreement modifies the at-will nature of your employment with Company, which permits either yourself or Company to terminate your employment at any time with or without notice, and for any reason or no reason; provided, however, that if there is any other document which applies to your employment with the Company, whether pre-existing this Agreement or effective after you sign this Agreement, that requires you to provide notice to the Company of your voluntary termination of employment, then that document shall prevail.

10. ARBITRATION; WAIVER OF JURY TRIAL.

10.1 In the event of any controversy or dispute between you and the Company or between you and any affiliate or an agent of Company, including but not limited to directors, officers, managers, other employees or members of the Group, who are being sued in any capacity, as to all or any part of this Agreement, any other agreement, any dispute or controversy whatsoever pertaining to or arising out of the relationship between you and the Company and/or the Group or the dissolution or termination of same, and/or the arbitrability thereof (collectively, “Arbitrable Disputes” as further defined below) shall, subject to Section 11.1 herein, be resolved exclusively by binding arbitration solely between yourself and the Company and/or person or entity described above, conducted in New York, New York. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended, and shall be administered in accordance with the procedures set forth in the Dispute Resolution Addendum appended hereto as Schedule 2 (the “Addendum”), all of which are incorporated into this Agreement by this reference.

10.2 Arbitrable Disputes shall include any and all disputes not specifically exempted from arbitration herein, including, but not limited to, any alleged violations of federal, state or local constitutions, statutes, laws, ordinances, regulations or common law, any claims of wrongful termination, unlawful discrimination, harassment or retaliation, including but not limited to Title VII of the 1964 Civil Rights Act, The Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act and similar state and local statutes, any claims of breach of contract or any implied covenant of good faith and fair dealing, any claims of adverse treatment in violation of public policy, and any disputes arising from, under or regarding this Agreement, including the formation, validity, interpretation, effect or breach of the Agreement. For avoidance of doubt, all disputes regarding the validity of this Agreement, the validity of the arbitration provisions of this Agreement, or whether any particular claim or matter is included within the scope of the arbitration provisions of this Agreement, are Arbitrable Disputes subject to arbitration as described herein.

Specifically excluded from Arbitrable Disputes are disputes or claims arising from or related to workers’ compensation and unemployment insurance, and any claims which are expressly excluded from binding arbitration by statute or public policy, or which are expressly required to be arbitrated under a different procedure.

10.3 While you are not required to do so before serving an arbitration demand under Section (g) of the Addendum, nothing in this Agreement shall prevent you from filing or maintaining an administrative charge or complaint with a government agency, including but not limited to, the Equal Employment Opportunity Commission, the Department of Labor and the National Labor Relations Board or any equivalent state or local agency. For the avoidance of doubt, if you choose not to file an administrative charge or complaint before commencing an arbitration in accordance with this Section 10 and the Addendum, your arbitration demand must be served, subject to Section 10.5 below, within the applicable time period for filing a charge with the relevant agency in order to be timely filed.

10.4 This binding arbitration procedure shall supplant and replace claims in court (except as specified herein), and you expressly waive the right to a civil court action before a jury.

10.5 In accordance with Section (g) of the Addendum and to the extent permitted by applicable law, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand on or before the earlier of: (i) the expiration of the limitations period provided by applicable law; or (ii) the one-year anniversary of the accrual of the aggrieved party’s claim.

10.6 All Arbitrable Disputes under this Agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, representative or collective proceeding. You agree that the arbitrator is not empowered to consolidate claims of different individuals into one proceeding, or to hear an arbitration as a class arbitration. To the extent the arbitrator determines that this class/collective action waiver is invalid, for any reason, this entire Section 10 shall be null and void but only with regard to that particular proceeding in which the arbitrator invalidated this class/collective action waiver and this Section 10 shall remain in full force and effect with respect to any Arbitrable Disputes other than that covered by such class/collective action proceeding.

10.7 Notwithstanding the foregoing, the waiver of the jury trial right shall survive even in the event this Section 10 is deemed null and void.

10.8 BY SIGNING THIS AGREEMENT, YOU WAIVE THE RIGHT TO A TRIAL BY JURY, AND ACKNOWLEDGE THAT THE WAIVER OF THIS VALUABLE RIGHT IS KNOWING AND VOLUNTARY.

11. GENERAL.

11.1 Injunctive Relief. Notwithstanding the arbitration provisions in Section 10 or anything else to the contrary in this Agreement, you and the Company understand and agree that the parties’ actions or potential actions concerning obligations under Sections 2, 3, 4, 6 or 7 of this Agreement may result in irreparable and continuing damage to the other party for which monetary damages will not be sufficient, and agree that both parties will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under Section 10 of this Agreement,

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration under Section 10 with respect to any Arbitrable Disputes.

11.2 Severability; Modification; Partial Invalidity. Each provision of this Agreement is severable from every other provision of this Agreement. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope may be accordingly modified in any legal proceeding brought to enforce such restriction. If any provision of this Agreement or the application of such provision is held unenforceable for any reason, then such provision shall be modified to the extent to render it enforceable (except as otherwise provided in Section 10.6 above), or, if held impossible to modify, then severed from this Agreement and the remainder of this Agreement shall not be affected.

11.3 Waiver of Breach. The failure of Company at any time, or from time to time, to require performance of any of your obligations under this Agreement shall not be deemed a waiver of and shall in no manner affect Company’s right to enforce any provision of this Agreement at a subsequent time. The waiver by Company of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

11.4 Assignment. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Group, its successors, its assigns and licensees. This Agreement, and your rights and obligations hereunder, may not be assigned by you; however, the Company may freely assign its rights hereunder.

11.5 Notice. Unless your offer letter states otherwise, you

agree to provide the Company 14 days notice to terminate your employment with the Company; provided, however, that this provision shall not change the at-will nature of the employment relationship between you and the Company.

11.6 Applicable Law. This Agreement shall be governed by the laws of the State of New York.

11.7 Non-Disparagement. During and after your employment with the Company, except to the extent compelled or required by law, you agree you shall not disparage the Group, its customers and suppliers or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent you from: engaging in concerted activity relative to the terms and conditions of your employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

11.8 Entire Agreement. This Agreement along with Schedules 1 and 2 and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. Notwithstanding the foregoing, this Agreement does not supplant any rights the Group may have under the common law or by statute. Headings are provided for convenience only and do not modify, broaden, define or restrict any provision. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties.

11.9 Survival. Any termination of this Agreement, regardless of how such termination may occur, shall not operate to terminate Sections 2, 3, 4, 5, 7, 8, 10 and 11 which shall survive any such termination and remain valid, enforceable and in full force and effect.

TransFirst Inc.

By:		By:

Name:	Nancy Disman	Name of Employee: John Shlonsky
Title:	Chief Financial Officer
Date		Date

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

Schedule 1

(List of Employee’s Prior Inventions)

             By initialing here, I represent and warrant that I have no Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

OR

             Below is a complete and accurate list of Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

By:

Name of Employee: John Shlonsky
Date:

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

Schedule 2

Dispute Resolution Addendum

a. For purposes of this Addendum, all capitalized terms shall have the meaning set forth in the Confidentiality, Invention Assignment, Non Solicit, Non-Compete and Arbitration Agreement (the “Agreement”) to which this Addendum is appended. “Employee” means the individual employed by or performing services for the Company or any affiliate who signed the Agreement.

b. Except in the event either party seeks injunctive relief in accordance with Section 11.1 of the Agreement, Employee and Company agree that, prior to the service of an Arbitration Demand in accordance with paragraph h below, the parties shall negotiate in good faith for a period of thirty (30) days to resolve any Arbitrable Dispute privately, amicably and confidentially. Such thirty (30) day period shall run from the date of the first written contact by one party of the other, specifically citing this paragraph, to discuss the potential Arbitrable Dispute.

c. All Arbitrable Disputes shall be resolved only by final and binding arbitration conducted privately and confidentially by a single arbitrator selected as specified in this Addendum or by private settlement.

d. Except as otherwise required by law, both parties expressly intend and agree that: (a) class action and collective action procedures shall neither be asserted nor applied for in any arbitration conducted pursuant to this arbitration agreement; (b) each party will not assert class or collective action claims against the other in arbitration or otherwise; and (c) the parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. The arbitrator shall not consolidate more than one person’s claims in the arbitration, and may not otherwise preside over any form of a collective or class proceeding.

e. The parties understand and agree that the Agreement evidences a transaction involving interstate commerce within the meaning of 9 U.S.C. § 2, and that the Addendum shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq.

f. The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to determine the arbitrability of disputes and to resolve any dispute relating to the interpretation, applicability, or enforceability of the Agreement and this Addendum. The Arbitrator shall conduct and preside over such hearings as the arbitrator deems appropriate.

g. Notwithstanding any statute or rule governing limitations of actions, but only to the extent permitted by applicable law, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand before the earlier of (i) the expiration of the applicable limitation period or (ii) one-year anniversary of the accrual of the aggrieved party’s claim pursuant to applicable law (whichever applies, the “Limitations Period for Arbitrable Disputes”). Otherwise, all claims that were or could have been brought by the aggrieved party against the other party shall be forever barred. Notwithstanding the foregoing or any other provision of this Addendum, if a party timely commences an arbitration under this Addendum and the responding party has a counterclaim against the claimant that would have been timely had it been asserted on the date the claimant served its arbitration demand but that thereafter was extinguished by this section g, then, this Addendum shall not time-bar the counterclaim so long as it is asserted no later than the date specified in section h, below, for the filing of a response to the arbitration demand.

h. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by certified mail, return receipt requested or by personal service prior to the expiration of Limitations Period for Arbitrable Disputes. The claimant shall attach a copy of the Agreement and this Addendum to the Demand, which shall also describe the Arbitrable Dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person, including without limitation current or former employees of Company or any affiliate, whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. Within thirty days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the “Response”) that may include one or more counterclaims and that shall describe in reasonable detail the respondent’s position in connection with the dispute and any counterclaim asserted. The Response shall also, if applicable, state the date on which any counterclaim first arose, list the names and addresses of every person, including without limitation current or former employees of Company or any affiliate, whom the respondent believes does or may have information relating to the dispute including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the respondent, including a specific monetary amount, if the respondent seeks a monetary award of any kind. Both parties acknowledge that they have an ongoing duty to supplement the list of persons that either side believes does or may have information relating to the dispute.

i. Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, the claimant shall request from the American Arbitration Association (“AAA”) a list of nine potential arbitrators randomly selected from the AAA’s employment arbitration panel for the area in which the hearing is required to take place or, if no employment arbitration panel exists for that area, then from the AAA’s commercial arbitration panel for that area (the “List”). The Company shall bear the cost of obtaining the List, which the AAA shall provide simultaneously to the claimant and the respondent by fax, email, hand delivery or any other expeditious mode of delivery. The AAA shall not administer the arbitration or have any role in the arbitration other than providing the List, unless the parties both agree otherwise in writing. No later than five business days after the List is received by the parties, or within such other time period as agreed by

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

the parties in writing, they shall conduct a meeting or conference call during which they shall alternate in striking names from the List, beginning with the claimant. After each party has stricken four names from the List, the one remaining individual shall be appointed to serve as arbitrator and shall thereafter resolve the Arbitrable Dispute in accordance with this Addendum.

j. Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Arbitrable Disputes in accordance with the substantive law of the State of New York or federal law as enunciated by the federal courts situated in the Second Circuit, whichever apply to the claim and Federal rules of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.

k. All facts relating to or concerning the Arbitrable Dispute and arbitration, including without limitation the existence of the arbitration, the nature of the claims and defenses asserted, and the outcome of the arbitration shall be confidential and shall not be disclosed by the claimant, the respondent or the arbitrator without the prior written consent of both the claimant and the respondent, provided that a claimant may disclose such information to claimant’s spouse, legal, tax and other advisors who agree to keep such information confidential. Notwithstanding the foregoing confidentiality obligation, the claimant and respondent may divulge information rendered confidential pursuant to this Addendum to the extent necessary to prosecute or defend the arbitration or any related judicial proceeding, and the Company may disclose such information to its employees and agents in the ordinary course of their performance of their duties for the Company.

l. Before the arbitration hearing, each party shall be entitled to take discovery depositions of three fact witnesses and, in addition, the discovery deposition of every expert witness expected to testify for the opposing party at the arbitration hearing; provided that to the extent the arbitrator concludes that applicable law would render this subsection (l) unconscionable or otherwise unenforceable, the arbitrator shall have the authority to order additional depositions sufficient to protect the enforceability of this subsection (l). Upon the written request of either party, the other party shall promptly produce documents relevant to the Arbitrable Dispute or reasonably likely to lead to the discovery of admissible evidence. Each party acknowledges that each has an ongoing duty to supplement the production of documents in response to any request received from the party. The manner, timing and extent of any further discovery shall be committed to the arbitrator’s sound discretion, provided that the arbitrator shall upon a showing of reasonable cause permit any party to take a preservation deposition of any witness for use in at any hearing in lieu of live testimony, and provided further that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in Fed.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Addendum or ordered by the arbitrator.

m. Either party shall have the right to subpoena witnesses and documents for the arbitration as well as documents relevant to the case from third parties. The arbitrator shall have the jurisdiction to hear and rule upon pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems advisable. The arbitrator shall have the authority to entertain a motion to dismiss, a motion for summary judgment and/or any other dispositive motion by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Either party, at its expense, may arrange and pay the cost of a court reporter to provide a stenographic record of the proceedings; provided, however, that if both parties desire a stenographic record or access to such record, the cost of the court reporter and such record shall be shared equally. Should any party refuse or neglect to appear for, or participate in the arbitration hearing, the arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented. Either party, upon request at the close of the hearing, shall be given leave to file a post-hearing brief. The time for filing such brief shall be set by the arbitrator.

n. The arbitrator shall have no power to modify or deviate from the provisions of this Addendum unless both claimant and respondent consent to such modification or deviation. To the extent that any matter necessary to the efficient and timely completion of the arbitration is not governed by this Addendum, the arbitrator shall, after conferring with the parties, have the power to enter rulings and establish standards necessary, in his or her sound discretion, to resolve the matter.

o. The Company shall bear the costs of the arbitrator only to the extent required by applicable law. Except as otherwise set forth in this Addendum, each party shall pay for its own costs and attorneys’ fees incurred by such party, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the arbitrator.

p. Within thirty days after the arbitration hearing is closed or after any dispositive motion is fully briefed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefor. The arbitrator’s award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C. § 10, and may be entered as a judgment in any court of competent jurisdiction.

q. The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this Agreement is to provide for the submission of all Arbitrable Disputes to binding arbitration. Therefore, if any provision of this Addendum is found to be in conflict with a mandatory provision of applicable law or is otherwise void or voidable, the parties understand and agree that each such provision shall be reformed to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties’ express desire that Arbitrable Disputes be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Addendum.

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement – New York

Either party may bring an action in court to compel arbitration under this Addendum and the Agreement, and to confirm, vacate or enforce an arbitration award, and each party shall bear its own attorney fees and costs and other expenses of such action.

TransFirst Inc.

By:		By:

Name:	Nancy Disman	Name of employee: John Shlonsky
Title:	Chief Financial Officer
Date		Date

EXHIBIT B

Certain Definitions

“Cause’1 means any of the following: (i) a material failure directly caused by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as reasonably and lawfully requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties and such failure, if curable, has not been cured for a period of ten (10) days after you receive notice from the Company; (ii) your engagement in illegal conduct or in gross misconduct, in each case which causes or the Company believes in good faith is reasonably likely to cause material harm to the Company or bring substantial discredit to the Company’s reputation; (iii) your conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has caused substantial harm to the standing and reputation of the Company or that the Company in good faith believes is reasonably likely to cause material harm to the standing and reputation of the Company; (iv) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or your material breach of Section 2 through 8 of the Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement, or your material breach of any other agreement between you and the Company which breach, if curable, has not been cured for a period of ten (10) days after you receive notice from the Company of such breach; (v) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; (vi) your personal bankruptcy or insolvency; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized leave) or leave required by law or as a result of your Disability (as defined below); provided, however, you will not be terminated for Cause due to Disability while on authorized leave.

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period but not less than 60 business days in any consecutive 6 month period, as determined in the sole discretion of the Company.

“Good Reason” means that you voluntary terminate your employment with the Company if there should occur without your written consent:

(a)	a material, adverse change in your duties or responsibilities with the Company;

(b)	a reduction in your then current base salary by more than 10% or a reduction in your base salary by less than 10% which is not applied to similarly ranked employees;

(c)	a relocation of Executive’s primary work site to a location outside a thirty (30) mile radius of Executive’s current primary work site; and/or

(d)	the material breach by the Company of any offer letter or employment agreement between you and the Company;

8

provided, however, that in each case above, you must first give the Company an opportunity to cure any of the foregoing within thirty (30) business days following your delivery to the Company of a written explanation specifying the basis for your belief, and expressly asserting, that you are entitled to terminate your employment for Good Reason. All references to the Company in these definitions shall include Parent and all of its direct and indirect subsidiaries, including the Company, and their respective successor entities.

9